FIRST AMENDMENT TO THE
OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

This FIRST AMENDMENT is made as of this 22nd day of May, 2008, by Omega Healthcare Investors, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company maintains the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan (the “Plan”), effective as of April 20, 2004; and

WHEREAS, the Company now wishes to amend the Plan primarily to allow the Compensation Committee of the Board of Directors of the Company (the “Committee”) to grant qualified performance-based cash bonus awards under the Plan; to expand the available performance goals for purposes of Section 162(m) of the Internal Revenue Code; to provide for a cap on the maximum number of shares or the dollar amount that can be paid to an employee during a calendar year in the case of certain qualified performance-based awards; and to revise the anti-dilution provision requiring adjustments to outstanding awards after certain equity restructuring events to avoid incurring a compensation cost under FAS 123-R in connection with an award's modification following such equity restructuring.

NOW, THEREFORE, the Company does hereby amend the Plan as follows:

1.           By adding the following Subsections after Section 1.1(a):

“(a-1)                      ‘Award’ means, individually and collectively, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Phantom Shares, Stock Appreciation Rights and Stock Awards, Performance Awards and Restricted Stock Units.

(a-2)                      ‘Award Agreement’ means an agreement between the Company and a Participant or other documentation evidencing any Award granted under the Plan.

(a-3)                      ‘Award Program’ means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.”

2.           By adding the following Subsection after Section 1.1(o):

“(o-1)                   ‘Performance Award’ refers to a performance award as described in Section 3.6.”

3.           By deleting Section 1.1(p) in its entirety and by substituting therefor the following:

“(p)           “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarters’ or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i)	earnings per share;

(ii)	operating cash flow;

(iii)	cash available;

(iv)	net income;

(v)	revenue;

(vi)	total shareholder return;

(vii)	return on invested capital;

(viii)	return on shareholder equity;

(ix)	return on assets;

(x)	return on common book equity;

(xi)	market share;

(xii)	economic value added;

(xiii)	operating margin

(xiv)	stock price;

(xv)	operating income;

(xvi)	EBIT or EBITDA;

(xvii)	funds from operations or adjusted funds from operations;

(xviii)	expenses or operating expenses;

(xix)	productivity of employees as measured by revenues, costs, or earnings per employee;

(xx)	cost reduction goals; or

(xxi)	any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.”

4.           By deleting Section 1.1(r) in its entirety and by substituting therefor the following:

“(r)           Reserved.”

5.           By deleting “2000” in Section 1.1(t) and by substituting therefor “2004”.

6.           By deleting Section 1.1(y) in its entirety and substituting therefor the following:

“(y)           Reserved.”

7.           By deleting Section 1.1(z) in its entirety and substituting therefor the following:

“(z)           Reserved.”

8.           By deleting Section 1.1(aa) in its entirety and substituting therefor the following:

“(aa)          Reserved.”

9.           By replacing the phrase “Stock Incentive” with the word “Award” in each place it appears in the Plan except in the title of the Plan.

10.           By replacing the phrase “Performance Unit Award” with the phrase “Performance Award” in each place it appears in the Plan.

11.           By adding the following to the end of Section 3.1(a):

“The maximum number of shares of Stock with respect to which Awards (other than Options, Stock Appreciation Rights, or Performance Awards that are payable in cash) may be granted during any calendar year to any employee may not exceed One Million One Hundred Thousand (1,100,000), to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code.  To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to Performance Awards that are payable in cash may not exceed Two Million Dollars ($2,000,000).

12.           By deleting Section 3.1(b) in its entirety and substituting therefor the following:

“(b)
Each Award will either be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award.  Performance Goals, if any, shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than within ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award and such Performance Goals are not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void.  To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting, modifying, and settling such Award.  The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).”

13.           By deleting Section 3.6 in its entirety and substituting therefor the following:

“3.6           Terms and Conditions of Performance Awards.  A Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee.  At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a)           Payment.  Payment in respect of Performance Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b)           Conditions to Payment.  Each Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Performance Award, the Committee, at any time before complete termination of such Performance Award, may accelerate the time or times at which such Performance Award may be paid in whole or in part.”

14.           By deleting Section 5.2(a) in its entirety and substituting therefor the following:

“(a)
The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Awards, Phantom Shares, Restricted Stock Units, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Award, Phantom Share, Restricted Stock Unit and Stock Appreciation Right and upon vesting, settlement, or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option, the threshold price of each outstanding Stock Appreciation Right, the specified number of shares of Stock to which each outstanding Option, Dividend Equivalent Right, Performance Award, Phantom Share, Restricted Stock Unit, Stock Appreciation Right, and Stock Award pertains, and the maximum number of shares as to which Options, Stock Appreciation Rights, and other Awards may be granted to an employee during any calendar year, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying a Stock Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”); provided, however, that in the case of a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment.  Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.”

15.           By inserting the phrase “, that in each case does not constitute an Equity Restructuring,” before the phrase “the Committee may make” in the first sentence of Section 5.2(b).

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

OMEGA HEALTHCARE INVESTORS, INC.

By: /s/ C. Taylor Pickett

Name:  C. Taylor Pickett
Title:    President & Chief Executive Officer